Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" included in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement (No. 2-60951) being filed under the Securities Act of 1933 on Form N-1A (Amendment No. 53 under the Investment Company Act of 1940) by Copley Fund, Inc. and to the incorporation by reference therein of our report dated April 30, 2018 with respect to the financial statements and condensed financial information of Copley Fund, Inc. included in its Annual Report (Form N-CSR) for the year ended February 28, 2018, filed with the Securities and Exchange Commission.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

June 28, 2018